Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 33-22846) of Seacoast Banking Corporation of Florida of our report dated June 28, 2005 with respect to the 2004 statement of net assets available for benefits of the Retirement Savings Plan for Employees of First National Bank and Trust Company of the Treasure Coast, which report appears in the December 31, 2005 annual report on Form 11-K.

/s/ KPMG LLP

July 10, 2006

Certified Public Accountants